EXHIBIT 11

                  SWIFT TRANSPORTATION CO., INC. & SUBSIDIARIES
                SCHEDULE OF COMPUTATION OF NET EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                       YEAR ENDED DECEMBER 31,
                                                     ---------------------------
                                                       1998      1997      1996
                                                       ----      ----      ----

Net Earnings ......................................  $55,511   $41,644   $27,422
                                                     =======   =======   =======
Weighted average shares:
  Common shares outstanding .......................   64,005    63,363    56,151
  Common equivalent shares issuable upon
   exercise of employee stock options (1)..........    1,245     1,413     1,603
                                                     -------   -------   -------

    Total weighted average shares -- diluted ......   65,250    64,776    57,754
                                                     =======   =======   =======

Basic earnings per share ..........................  $   .87   $   .66   $   .49
                                                     =======   =======   =======

Diluted earnings per share ........................  $   .85   $   .64   $   .47
                                                     =======   =======   =======

Notes:

(1) Amount calculated using the treasury stock method and fair market values.

(2) All share amounts and earnings per share have been retroactively adjusted to reflect the 3-for-2 stock split payable on April 10, 1999 to shareholders of record at the close of business on March 31, 1999.